STATE DELAWARE
CERTIFICATE a/INCORPORATION

A STOCK CORPORATION

FIRST- Name

The name of the Corporation is:
K-Chain Group Inc.

SECOND - Registered Agent

Its registered office in the State of Delaware is to be located at 8 The Green. Ste A, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is

A Registered Agent. Inc.

THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH - Stock

The amount of the total stock of this corporation is authorized to issue is
100.000.000 shares (number of authorized shares)
with a par value of $0.0001 per share.

FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

A Registered Agent. Inc. - 8 The Green. Ste A. Dover. DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 4th day of September, A.D. 2020.

BY:

A Registered Agent, Inc., Incorporator Patrick Brickhouse, Assistant Secretary

State of Delaware Secretary of State Division of Corporations Delivered 04:02 PM 09/04/2020 FILED 04:02 PM 09/04/2020 SR 20207132454 - File Number 3604758